EMPLOYMENT AGREEMENT


     THIS AGREEMENT ("Agreement") made and entered into this 1st day of December, 1997, by and between APPLIED CELLULAR TECHNOLOGY, INC., a Missouri corporation ("Company") and DAVID A. LOPPERT ("Employee").


                                   BACKGROUND

     Employee has been and presently is employed by Company as its vice president and chief financial officer. The parties desire to enter into a formal agreement covering and confirming the terms and conditions of such employment.

                              TERMS AND CONDITIONS

     1. Employment. Company hereby employs Employee, and Employee hereby accepts such employment by Company, on the terms and conditions set forth below.

     2. Capacity. Employee shall serve as Company's vice president and chief financial officer. Employee shall perform such services for Company and its subsidiaries and affiliates as Company's board of directors shall direct from time to time.

     3. Term. Company's employment of Employee under this Agreement shall be for an initial term of two years commencing on December 1, 1997 and ending on November 30, 1999. The term of Employee's employment under this Agreement shall automatically be renewed for successive additional one year terms on each anniversary of the commencement of Employee's employment under this Agreement, beginning with the December 1, 1998 anniversary date, each of which terms shall be added at the end of the then existing term, unless either party notifies the other at least 30 days prior to an anniversary date of this Agreement. For example, unless either party notifies the other to the contrary on or before November 1, 1998, the term of this Agreement shall be extended from December 1, 1999 to November 30, 2000. For further example, and assuming the term of this Agreement has been extended to November 30, 2000, if one party notifies the other that it does not desire to extend the term of this Agreement for an additional year and such notice is given on or before November 1, 1999, the term of this Agreement shall not be extended from December 1, 2000 to November 30, 2001. Notwithstanding the foregoing, the term of this Agreement may end prior to the termination date determined under this paragraph 3 as provided in paragraphs 9, 10, 11 and 12.

     4. Service While Employed. Employee agrees to devote his best efforts, his full diligence and substantially all of his business time to his duties hereunder and shall not engage, either directly or indirectly, in any business or other activity which is competitive with or adverse to the interests or the business of Company.

     5. Items Furnished and Relocation. Company shall furnish Employee with such private office, secretarial assistance, and such other facilities, equipment and services suitable to his position and adequate to perform his duties hereunder. Employee shall not be relocated by Company without his consent.

     6. Compensation, Vacations and Reimbursement. As partial compensation for his services to Company, Company agrees to pay Employee an annual salary in regular monthly or other more frequent installments at the rate of not less than
(a) $90,000 until Employee relocates in the Palm Beach, Florida area, as described in paragraph 24, and (b) $103,500 from and after such relocation. In addition, Employee shall be entitled to receive such bonuses, incentive compensation, and other compensation, if any, as Company's board of directors, executive committee, compensation committee, or other designated committee shall award Employee from time to time whether in cash, Company stock, stock options, other stock based compensation, other form of remuneration, or any combination of the foregoing. All such compensation shall be subject to legally required income and employment tax withholding. Employee shall be entitled to paid vacations and reimbursement for all reasonable business expenses in accordance with Company's policies for executive officers.



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     7. Other Benefits. In addition to his compensation described in paragraph 6 above, Employee shall be entitled to participate in such bonus, profit sharing, deferred compensation and pension plans of Company for which he is eligible.

     8. Welfare and Fringe Benefits. In addition to his compensation described in paragraph 6 and the benefits described in paragraph 7 above, Employee shall be entitled to participate in such welfare and fringe benefits plans and programs of the Company for which he is eligible.

     9. Death and Disability. If Employee dies during the term of this Agreement, his employment shall be deemed to have been terminated as of the last day of the month in which his death occurs, and Company will pay to Employee's personal representative all salary and other compensation due Employee through the end of such month. If Employee becomes permanently disabled so that he cannot perform his duties hereunder, as determined by a physician selected by or acceptable to Company, his employment shall be deemed to have been terminated as of the last day of the month in which such determination is made, and he will receive his salary and other compensation through the end of such month.

     10. Retirement. From and after the time Employee attains age 65, he may retire at any time by notifying Company at least 120 days prior to his retirement date or be retired by Company upon at least two years notice.

     11. Default. In the event that either party fails to perform material provision of this Agreement and such failure continues for 15 days after notification from the nonbreaching party, the nonbreaching party may terminate this Agreement by notice to the breaching party. Such termination shall be without prejudice to any rights or remedies which the nonbreaching party may have.

     12. Change in Control. Notwithstanding any other provision of this Agreement, should a "change of control" occur, Employee, at his sole option and discretion, may terminate his employment under this Agreement at any time within one year after such change of control upon 15 days notice. In the event of such termination, Company shall pay to Employee a severance payment equal to the maximum amount which would not result in such payment being an excess parachute payment as defined in Section 280G of the Internal Revenue Code of 1986, as amended ("Code"). Such amount shall be paid no later than one month after the effective date of such termination of employment. In determining the amount which would not result in an excess parachute payment, all amounts which may be payable by Company to Employee other than under this paragraph 12 which could be subject to Code Section 280G or which, when added to the payment under this paragraph 12, could cause all or any part of the amount payable under this paragraph 12 (or such other amounts), to be an excess parachute payment under Code Section 280G, shall be disregarded. A change in control means: the acquisition, without the approval of the Company's board of directors, by any person or entity, other than the Company or a "related entity," of more than 20% of the outstanding shares of the Company's voting common stock through a tender offer, exchange offer or otherwise; the liquidation or dissolution of the Company following a sale or other disposition of all or substantially all of its assets; a merger of consolidation involving the Company which results in the Company not being the surviving parent corporation; or any time during any two-year period in which individuals who constituted the board of directors of the Company at the start of such period (or whose election was approved by at least two-third of the then members of the board of directors of the Company who were members at the start of the two-year period) do not constitute at least 50% of the board of directors for any reason. A related entity is the parent, a subsidiary or any employee benefit plan (including a trust forming a part of such a plan) maintained by the Company, its parent or a subsidiary.

     13. Nondisclosure; Return of Records. Employee will not, except as authorized by Company, publish or disclose to others, or use for his own benefit, or authorize anyone else to publish or disclose or use, or copy or make notes of any secret, proprietary, or confidential information or knowledge of data or trade secrets of or relating to the business activities of Company which may come to Employee's knowledge during his employment with the Company. Upon termination of Employee's employment for any reason, Employee will deliver to Company, without retaining any copies, notes or excerpts, all records, notes, data, memoranda, and all other documents or materials made or compiled by Employee, or made available to him by Company during his employment, which are in Employee's possession and/or control and which are the property of Company and/or which relate to Employee's employment or the business activities of Company.



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     14. Binding  Effect.  This Agreement shall be binding upon and inure to the benefit of Company and any successors or assigns of Company, and Employee, his heirs, personal representatives and assigns, except that Employee's obligations
to  perform   services  and  rights  to  receive  payment   therefore  shall  be
nonassignable and nontransferable.

     15. Entire Agreement: Modification. This Agreement constitutes the entire agreement between the parties with respect to the subject matter and supersedes all prior or contemporaneous agreements not set forth in this agreement. This Agreement may not be modified other than by an agreement in writing signed by each of the parties.

     16. Waiver. Any failure by either party to enforce any provision of this Agreement shall not operate as a waiver of such provision or any other provision. Any waiver by either party of any breach of any provision of this Agreement shall not operate as a waiver of any other breach of such provision or any other provision of this agreement.

     17. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not effect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     18. Paragraph Headings. Paragraph headings throughout this Agreement are solely for the convenience of the parties and shall not be construed as a part of any section or as modifying the contents of any section.

     19. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Missouri.

     20.  Notices.   All  notices  under  this  Agreement  shall  be  personally delivered, sent certified mail, postage prepaid, to Company at its corporate office and to Employee at his principal residence, or sent by telecopy.

     21. Supplemental Compensation. Upon the termination of Employee's employment with Company for any reason, other than due to his breach of a material provision of his employment as described in paragraph 11, Employee shall be entitled to receive from Company 24 equal monthly payments, with the first such payment due on the second first day of each month after termination of employment, of 8.333% of his compensation from Company over the 12 month period for which his compensation was the greatest. If Employee should die before all or any part of the above described monthly payments have been made, all payments or all remaining payments shall be made to his designated beneficiary, if any, otherwise to his estate. Notwithstanding the foregoing, the aggregate amount payable under this paragraph 21 shall be reduced by the amount, if any, payable under paragraph 12.

     22. Non-Competition. During the period that Employee is entitled to receive payments under paragraph 21, Employee shall not engage, directly or indirectly, either on his own behalf or on behalf of any other person, firm, corporation or other entity, in any business competitive with the business of Company, in the geographic area in which Company is conducting business at the time of termination of Employee's employment, or own more than 5% of any such firm, corporation or other entity. In addition, Employee must furnish Company with such information as Company shall from time to time request in order to determine that Employee is in compliance with the requirements of the preceding provisions of this paragraph 22. The payments to be made under paragraph 21 are conditioned upon Employee's complying with the provisions of this paragraph 22, and, in the event that such provisions are not complied with, Company may suspend such payments for any period of time in which Employee is not in compliance with the preceding provisions of this paragraph 22.


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     23.  Company.  For purposes of paragraphs 4, 13, and 22 of this  Agreement, the Company shall mean Applied Cellular Technology, Inc. and all subsidiaries and affiliates of it.

     24. Relocation Reimbursement. The Company is in the process of moving its corporate office to Palm Beach, Florida and desires Employee to relocate to the Palm Beach, Florida area as soon as feasible after the 1997-1998 school year for Employee's children concludes. Employee is willing to so relocate if, and only if, Employee is reimbursed for the following additional reasonable costs on a "grossed up" basis:

          (a) Employee's direct relocation expenses;

          (b) the closing costs and loan points incurred by Employee in purchasing a new residence in the Palm Beach area;

          (c) the cost of Relocation Resources International or any other relocation service selected by Employee and satisfactory to Employer;

          (d) the cost of private schools for Employee's children in the Palm Beach area for no more than 3 school years but not in excess of $15,000 for any school year, and;

          (e) Employee's relocation expenses from the Palm Beach area if his employment is terminated by the Corporation prior to November 30, 1999 other than pursuant to paragraph 11.

     For purposes of the foregoing provisions, reimbursement on a grossed up basis means reimbursement that covers the federal or state income taxes, if any, which would not have been incurred by Employee if the expenditure to be reimbursed had not been made and no reimbursement had been received. For example, if the amount to be reimbursed is $10,000, and no portion of the expenditure to be reimbursed is deductible by Employee for federal or state income tax purposes and all of the reimbursement is includible in Employee's gross income for federal and state income tax purposes, and Employee's combined federal and state marginal income tax rate is 40%, the grossed up amount is $16,667 ($16,667 - .4 (16,667) = $10,000). For further example, if, in the preceding example, all of the expenditure to be reimbursed is fully deductible by Employee, the grossed up amount is $10,000.

     IN WITNESS WHEREOF, the parties have duly executed this agreement as of the day and year first above written.


                                        APPLIED CELLULAR TECHNOLOGY, INC.



                                       By:  /S/ GARRETT A. SULLIVAN
                                            -----------------------------
                                                Title: President
                                          "Company"


                                          /S/ DAVID A. LOPPERT
                                         --------------------------------
                                             David A. Loppert
                                               "Employee"



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